EXHIBIT 21.1

SUBSIDIARIES

Cole Hersee Company – Delaware
Cole Hersee S. de R.L. de C.V. – Mexico
Concord Semiconductor (Wuxi) Company – China
Dongguan Littelfuse Electronics Co., Ltd. – China
H.I. Verwaltungs GmbH – Germany
LF Consorcio S. De R.L. de C.V. – Mexico
LF Europe GmbH – Germany
Littelfuse Concord Semiconductor, Inc. – Taiwan
Littelfuse da Amazonia, Ltda. – Brazil
Littelfuse Holding, B.V. – Netherlands
Littelfuse Far East Pte. Ltd. – Singapore
Littelfuse GmbH – Germany
Littelfuse HK Limited – Hong Kong
Littelfuse Holding GmbH – Germany
Littelfuse Ireland Development Co., Ltd. – Ireland
Littelfuse Ireland Holding Ltd. – Ireland
Littelfuse Ireland Limited – Ireland
Littelfuse KK – Japan
Littelfuse Phils, Inc. – Philippines
Littelfuse Triad, Inc. – Korea
Littelfuse U.K. Ltd. – United Kingdom
Littelfuse, B.V. – Netherlands
Littelfuse, S.A. de C.V. – Mexico
Selco AS - Denmark
Startco Engineering Ltd. - Canada
Suzhou Littelfuse OVS Ltd. – China
Wickmann-Werke GmbH – Germany